Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

SVB FINANCIAL GROUP

and

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Dated as of January 4, 2021

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-iii-

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	47
Advisory Agreement	27
Advisory Entity	27
affiliate	57
Agreement	1
Articles of Merger	2
Bank Merger	4
Bank Merger Agreement	4
Bank Merger Certificates	4
BHC Act	7
Boston Private	1
Boston Private 401(k) Plan	44
Boston Private Articles of Organization	8
Boston Private Bank	4
Boston Private Benefit Plans	15
Boston Private Bylaws	8
Boston Private Common Stock	2
Boston Private Compensation Committee	3
Boston Private Contract	21
Boston Private Disclosure Schedule	7
Boston Private Equity Award Exchange Ratio	4
Boston Private Equity Awards	9
Boston Private ERISA Affiliate	16
Boston Private ESPP	4
Boston Private Indemnified Parties	45
Boston Private Insiders	48
Boston Private Leased Properties	23
Boston Private Meeting	42
Boston Private Owned Properties	23
Boston Private Performance-Based RSU Award	3
Boston Private Performance-Based Stock Option	3
Boston Private Qualified Plans	16
Boston Private Real Property	23
Boston Private Regulatory Agreement	21
Boston Private Reports	18
Boston Private RSU Award	3
Boston Private Stock Option	3
Boston Private Subsidiary	8
business day	57
CECL	12
Certificate of Merger	1
Chosen Courts	58
Closing	1
Closing Date	1
Code	1
Confidentiality Agreement	42
Continuation Period	43
Continuing Employees	43
Data Protection Requirements	19
Delaware Secretary	2
Derivative Transaction	22

Page
DGCL	1
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	22
ERISA	15
Exception Shares	2
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
FDIC	8
Federal Reserve Board	11
Form ADV	28
GAAP	8
Governmental Entity	11
Intellectual Property	23
Investment Advisers Act	27
Investment Advisory Services	27
Investment Company Act	28
IRS	16
IT Assets	24
knowledge	57
Liens	10
Loans	25
made available	57
Massachusetts Secretary	2
Material Adverse Effect	7
Materially Burdensome Regulatory Condition	41
MBCA	1
Merger	1
Merger Consideration	2
Multiemployer Plan	16
Multiple Employer Plan	16
NASDAQ	6
New Certificates	2
New Plans	43
Non-Solicitation Covenant	49
Non-U.S. Retail Fund	50
Old Certificate	2
Pandemic Measures	8
PBGC	16
Per Share Cash Consideration	2
Permitted Encumbrances	23
person	57
Personal Data	19
Premium Cap	45
Privacy and Security Policies	18
Private Fund	51
Processing	19
Proxy Statement	11
Public Fund	49

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Page
Public Fund Board	49
Registered	23
Regulatory Agencies	11
Requisite Boston Private Vote	10
Requisite Regulatory Approvals	52
S-4	11
Sarbanes-Oxley Act	13
SEC	11
Securities Act	18
Security Breach	19
Series A Preferred Stock	30
Software	24
SRO	11
Subsidiary	8
Superior Proposal	47
Surviving Corporation	1
SVB Bank	4
SVB Financial	1
SVB Financial 401(k) Plan	44
SVB Financial Bylaws	4
SVB Financial Certificate	4
SVB Financial Common Stock	2
SVB Financial Disclosure Schedule	29
SVB Financial PSU Award	30
SVB Financial Regulatory Agreement	35
SVB Financial Reports	34
SVB Financial Restricted Stock Award	30
SVB Financial RSU Award	3
SVB Financial Share Closing Price	6
SVB Financial Stock Option	3
SVB Financial Stock Options	30
Takeover Statutes	25
Tax	15
Tax Return	15
Taxes	15
Termination Date	54
Termination Fee	55
Transaction Notice	50
Trust Preferred Securities	49
Volcker Rule	28

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2021 (this “Agreement”), by and between SVB Financial Group, a Delaware corporation (“SVB Financial”), and Boston Private Financial Holdings, Inc., a Massachusetts corporation (“Boston Private”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of SVB Financial and Boston Private have approved the entry into this Agreement and determined that it is in the best interests of their respective companies to consummate the strategic business combination transaction provided for herein, pursuant to which Boston Private will, subject to the terms and conditions set forth herein, merge with and into SVB Financial (the “Merger”), so that SVB Financial is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Massachusetts Business Corporations Act (the “MBCA”), at the Effective Time, Boston Private shall merge with and into SVB Financial. SVB Financial shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Boston Private shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on the first business day of the calendar month following the calendar month in which all of the conditions set forth in Article VII hereof have been satisfied or waived at least three (3) business days before the end of such month (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), and if all such conditions are satisfied or waived within the last three (3) business days of a calendar month, then on the first business day of the second succeeding calendar month; or (b) at such other date, time or place as SVB Financial and Boston Private may mutually agree in writing after all of such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3    Effective Time. On or (if agreed by SVB Financial and Boston Private) prior to the Closing Date, SVB Financial and Boston Private, respectively, shall cause to be filed a certificate of merger (the “Certificate of

Merger”) with the Delaware Secretary of State (the “Delaware Secretary”) and articles of merger (the “Articles of Merger”) with the Secretary of the Commonwealth of Massachusetts (the “Massachusetts Secretary”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and MBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, the MBCA and this Agreement.

1.5    Conversion of Boston Private Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SVB Financial, Boston Private or the holder of any of the following securities:

(a)    Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Boston Private issued and outstanding immediately prior to the Effective Time (the “Boston Private Common Stock”), except for shares of Boston Private Common Stock owned by Boston Private as treasury stock or otherwise owned by Boston Private or SVB Financial (in each case other than shares of Boston Private Common Stock (i) held in any Boston Private Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, (i) 0.0228 shares (the “Exchange Ratio”) of the common stock, par value $0.001 per share, of SVB Financial (the “SVB Financial Common Stock”) and (ii) $2.10 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).

(b)    All the shares of Boston Private Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Boston Private Common Stock) previously representing any such shares of Boston Private Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Boston Private Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. Old Certificates previously representing shares of Boston Private Common Stock shall be exchanged for certificates or, at SVB Financial’s option, evidence of shares in book-entry form (collectively referred to herein as “New Certificates”), representing whole shares of SVB Financial Common Stock and cash as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Boston Private Common Stock or SVB Financial Common Stock shall have been, in accordance with Section 5.2(b) or Section 5.3(b), respectively, changed into or exchanged for a different number or kind of shares or securities, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio, and to the Merger Consideration, to give holders of Boston Private Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Boston Private Common Stock that are owned by Boston Private or SVB Financial (in each case other than the Exception Shares) or by any direct or indirect Boston Private Subsidiary prior to the Effective Time shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6    SVB Financial Common Stock. At and after the Effective Time, each share of SVB Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7    Treatment of Boston Private Equity Awards.

(a)    At the Effective Time, each option to purchase shares of Boston Private Common Stock that is not a Boston Private Performance-Based Stock Option (a “Boston Private Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into an option (a “SVB Financial Stock Option”) to purchase that number of whole shares of SVB Financial Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Boston Private Common Stock subject to such Boston Private Stock Option multiplied by (ii) the Boston Private Equity Award Exchange Ratio (as defined below in Section 1.7(f)) with an exercise price per share of Boston Private Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Boston Private Common Stock of such Boston Private Stock Option divided by (y) the Boston Private Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of SVB Financial Common Stock purchasable pursuant to the Boston Private Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Boston Private Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of SVB Financial Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided in this Section 1.7(a), each such SVB Financial Stock Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding Boston Private Stock Option immediately prior to the Effective Time.

(b)    At the Effective Time, each performance-based stock option award in respect of shares of Boston Private Common Stock (a “Boston Private Performance-Based Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, subject to requisite consent by the holder thereof, be cancelled at the Effective Time for no consideration or payment.

(c)    At the Effective Time, each time-based restricted stock unit award in respect of shares of Boston Private Common Stock (a “Boston Private RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “SVB Financial RSU Award”) in respect of that number of shares of SVB Financial Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Boston Private Common Stock subject to the Boston Private RSU Award immediately prior to the Effective Time multiplied by (ii) the Boston Private Equity Award Exchange Ratio. Each such SVB Financial RSU Award shall be settleable in shares of SVB Financial Common Stock. Except as expressly provided in this Section 1.7(c), each such SVB Financial RSU Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Boston Private RSU Award immediately prior to the Effective Time.

(d)    At the Effective Time, each performance-based restricted stock unit award in respect of shares of Boston Private Common Stock (a “Boston Private Performance-Based RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a SVB Financial RSU Award in respect of that number of shares of SVB Financial Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Boston Private Common Stock subject to the Boston Private Performance-Based RSU Award immediately prior to the Effective Time, with the number of shares of Boston Private Common Stock determined based on the greater of target and actual performance for the portion of the performance period through the Effective Time as reasonably determined by the compensation committee of the Boston Private Board of Directors (the “Boston Private Compensation Committee”) consistent with past practice multiplied by (ii) the Boston Private Equity Award Exchange Ratio. Each such SVB Financial RSU Award shall be settleable in shares of SVB Financial Common Stock. Except as specifically provided in this Section 1.7(d), each such SVB Financial RSU Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the corresponding Boston Private Performance-Based RSU Award immediately prior to the Effective Time.

(e)    At or prior to the Effective Time, Boston Private, the Board of Directors of Boston Private or the Boston Private Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7. As of the Effective Time, the number and kind of shares available for issuance under each equity incentive plan of Boston Private shall be adjusted to reflect SVB Financial Common Stock in accordance with the provisions of the applicable plan. SVB Financial shall take all corporate actions that are necessary for the assumption of the Boston Private Equity Awards pursuant to Section 1.7(a) through 1.7(d), including the reservation, issuance and listing of SVB Financial Common Stock as necessary to effect the transactions contemplated by this Section 1.7. As soon as practicable following the Effective Time, SVB Financial shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of SVB Financial Common Stock underlying such Boston Private Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed Boston Private Equity Awards remain outstanding.

(f)    For purposes of this Agreement, “Boston Private Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing (I) the Per Share Cash Consideration by (II) the SVB Financial Share Closing Price (as defined below in Section 2.2(e)).

1.8    Treatment of Boston Private ESPP. The right to acquire shares of Boston Private Common Stock under the 2001 Employee Stock Purchase Plan, as amended and restated (the “Boston Private ESPP”) is not a Boston Private Stock Option for purposes of this Agreement. No Offering (as defined in the Boston Private ESPP) shall be commenced for a period after December  31, 2020.

1.9    Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of SVB Financial (the “SVB Financial Certificate”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

1.10    Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of SVB Financial (the “SVB Financial Bylaws”), as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.11    Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12    Bank Merger. Following the Merger, Boston Private Bank & Trust Company (“Boston Private Bank”), a Massachusetts-chartered trust company and a wholly owned Subsidiary of Boston Private, will merge (the “Bank Merger”) with and into Silicon Valley Bank (“SVB Bank”), a California-chartered commercial bank and a wholly owned Subsidiary of SVB Financial, pursuant to an agreement in substantially the form attached hereto as Exhibit A (with such reasonable changes as specified by SVB Financial), which agreement shall be entered into by SVB Bank and Boston Private Bank promptly after the date of this Agreement (the “Bank Merger Agreement”). SVB Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Boston Private Bank shall cease. Prior to the Effective Time, Boston Private shall cause Boston Private Bank, and SVB Financial shall cause SVB Bank, to execute the Bank Merger Agreement and such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1    SVB Financial to Make Shares Available. At or prior to the Effective Time, SVB Financial shall deposit, or shall cause to be deposited, with a bank or trust company designated by SVB Financial and reasonably acceptable to Boston Private (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Boston Private Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SVB Financial, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to SVB Financial.

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, SVB Financial shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Boston Private Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of SVB Financial Common Stock, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which the shares of Boston Private Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of SVB Financial Common Stock to which such holder of Boston Private Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared (if any) with respect to SVB Financial Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of SVB Financial Common Stock which the shares of Boston Private Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If any New Certificate representing shares of SVB Financial Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of SVB Financial Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of Boston Private of the shares of Boston Private Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of SVB Financial Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to SVB Financial Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SVB Financial. In lieu of the issuance of any such fractional share, SVB Financial shall pay to each former shareholder of Boston Private who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of SVB Financial Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the “SVB Financial Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of SVB Financial Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Boston Private for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Boston Private who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the SVB Financial Common Stock deliverable in respect of each former share of Boston Private Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of SVB Financial, Boston Private, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Boston Private Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. SVB Financial and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of Boston Private to establish the identity of those entitled to receive shares of SVB Financial Common Stock or any other amounts issuable or payable in accordance with this Agreement, which books and records shall be conclusive with respect thereto.

(g)    SVB Financial shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of

SVB Financial Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Boston Private Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by SVB Financial or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Boston Private Common Stock in respect of which the deduction and withholding was made by SVB Financial or the Exchange Agent, as the case may be.

(h)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by SVB Financial, the posting by such person of a bond in such amount as SVB Financial may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BOSTON PRIVATE

Except (i) as disclosed in the disclosure schedule delivered by Boston Private to SVB Financial concurrently herewith (the “Boston Private Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Boston Private Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Boston Private that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to have a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Boston Private Reports filed by Boston Private since December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Boston Private hereby represents and warrants to SVB Financial as follows:

3.1     Corporate Organization.

(a)     Boston Private is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Boston Private has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. Boston Private is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private. As used in this Agreement, the term “Material Adverse Effect” means, with respect to SVB Financial, Boston Private or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the COVID-19 pandemic and the implementation of the Pandemic Measures), (E) public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or consummation of the Merger) or (F) the failure, in and of itself, to meet earnings projections or financial forecasts, but not including the underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to similar companies in the industry in which such party and its Subsidiaries operate); or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic; and the term “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the Restated Articles of Organization of Boston Private, as amended (the “Boston Private Articles of Organization”) and the Amended and Restated Bylaws of Boston Private (the “Boston Private Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Boston Private to SVB Financial.

(b)    Each Subsidiary of Boston Private (a “Boston Private Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Boston Private and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such corporate power or authority would not, individually or in the aggregate, reasonably be expected to be material to Boston Private and its Subsidiaries, taken as a whole. There are no restrictions on the ability of Boston Private or any Boston Private Subsidiary to pay dividends or distributions except, in the case of Boston Private or a Boston Private Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities under applicable law. The deposit accounts of Boston Private Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Boston Private’s knowledge, threatened. There are no Subsidiaries of Boston Private other than Boston Private Bank that have or are required to have deposit insurance. Section 3.1(b) of the Boston Private

Disclosure Schedule sets forth a true, correct and complete list of all Boston Private Subsidiaries as of the date hereof. True and complete copies of the organizational documents of each Boston Private Subsidiary as in effect as of the date of this Agreement have previously been made available by Boston Private to SVB Financial. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Boston Private other than the Boston Private Subsidiaries.

3.2    Capitalization.

(a)    The authorized capital stock of Boston Private consists of 170,000,000 shares of Boston Private Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share. As of December 27, 2020, there were (i) 82,334,257 shares of Boston Private Common Stock issued and outstanding; (ii) 1,118,703 shares of Boston Private Common Stock reserved for issuance upon the exercise of outstanding Boston Private Stock Options; (iii) 391,850 shares of Boston Private Common Stock reserved for issuance upon the exercise of the Boston Private Performance-Based Stock Options (assuming performance goals are fully satisfied); (iv) 998,613 shares of Boston Private Common Stock reserved for issuance upon the settlement of outstanding Boston Private RSU Awards; (v) 1,525,993 shares of Boston Private Common Stock reserved for issuance upon the settlement of outstanding Boston Private Performance-Based RSU Awards (assuming performance goals are satisfied at the target level) or 2,618,758 shares of Boston Private Common Stock reserved for issuance upon the settlement of outstanding Boston Private Performance-Based RSU Awards (assuming performance goals are satisfied at the maximum level); (vi) 81,929 shares of Boston Private Common Stock reserved for issuance under the Boston Private ESPP; and (vii) no shares of preferred stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, for changes since December 27, 2020 resulting from the exercise, vesting or settlement of any Boston Private Stock Options, Boston Private Performance-Based Stock Options, Boston Private RSU Awards, Boston Private Performance-Based RSU Awards and accumulated contributions to purchase shares of Boston Private Common Stock under the Boston Private ESPP (collectively, “Boston Private Equity Awards”) described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Boston Private issued, reserved for issuance or outstanding. All the issued and outstanding shares of Boston Private Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Boston Private may vote. Except as set forth in Section 3.2(a) of the Boston Private Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Boston Private are issued or outstanding. Other than Boston Private Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Boston Private, or contracts, commitments, understandings or arrangements by which Boston Private may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Boston Private, or that otherwise obligate Boston Private to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.

(b)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Boston Private or any of its Subsidiaries is a party with respect to the voting or transfer of Boston Private Common Stock, capital stock or other voting or equity securities or ownership interests of Boston Private or granting any shareholder or other person any registration rights. Section 3.2(b) of the Boston Private Disclosure Schedule sets forth a true, correct and complete list of all Boston Private Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Boston Private Equity Award, (C) the grant date of each such

Boston Private Equity Award, (D) the Boston Private equity incentive plan under which such Boston Private Equity Award was granted, (E) the exercise price for each such Boston Private Equity Award that is a Boston Private Stock Option, and (F) the expiration date of each such Boston Private Equity Award that is a Boston Private Stock Option. Other than the Boston Private Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Boston Private or any of its Subsidiaries) are outstanding.

(c)    Except as set forth on Section 3.2(c) of the Boston Private Disclosure Schedule, Boston Private owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Boston Private Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Boston Private Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Boston Private Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d)    Other than its ownership interests in the Boston Private Subsidiaries, Boston Private does not directly or indirectly “own” or “control” (such terms as used within the meaning of the BHC Act and its implementing regulations) any equity securities of any other person.

3.3    Authority; No Violation.

(a)    Boston Private has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Boston Private. The Board of Directors of Boston Private has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Boston Private and its shareholders, has adopted this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Boston Private’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of all the shares of Boston Private Common Stock entitled to vote on this Agreement (the “Requisite Boston Private Vote”), and the approval of the Bank Merger Agreement by the board of directors of Boston Private Bank and Boston Private as Boston Private Bank’s sole shareholder, no other corporate proceedings on the part of Boston Private are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Boston Private and (assuming due authorization, execution and delivery by SVB Financial) constitutes a valid and binding obligation of Boston Private, enforceable against Boston Private in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by Boston Private nor the consummation by Boston Private of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Boston Private with any of the terms or provisions hereof, will (i) violate any provision of the Boston Private Articles of Organization or the Boston Private Bylaws or comparable governing documents of any Boston Private Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Boston Private or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Boston Private or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Boston Private or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boston Private.

3.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ Stock Market, LLC, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the California Department of Financial Protection and Innovation and the Massachusetts Commissioner of Banks, and approval of such applications, filings and notices, including the making of any arrangements with the Massachusetts Housing Partnership Fund necessary to obtain approval of the Massachusetts Commissioner of Banks, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the Boston Private Disclosure Schedule or Section 4.4 of the SVB Financial Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Boston Private’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by SVB Financial in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the proxy solicitation and other advisory client materials for any Public Funds with the SEC, as contemplated by Section 6.18, (h) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Articles of Merger with the Massachusetts Secretary pursuant to the MBCA and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SVB Financial Common Stock pursuant to this Agreement and the approval of the listing of such SVB Financial Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Boston Private of this Agreement or (B) the consummation by Boston Private of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Boston Private has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Boston Private to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5    Reports. Boston Private and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with (i) any state regulatory authority (including any state securities commission or similar authority), (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boston Private. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents, and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Boston Private and its Subsidiaries, no Regulatory Agency has pending any proceeding or, to the knowledge of Boston Private, investigation into the business or operations of Boston Private or any of its Subsidiaries, except where such proceedings or investigations would not reasonably be expected to be, either individually or in the aggregate, material to Boston Private and its Subsidiaries (taken as a whole). Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Boston Private or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Boston Private or any of its Subsidiaries, in each case, which would reasonably be expected to be, either individually or in the aggregate, material to Boston Private and its Subsidiaries (taken as a whole).

3.6    Financial Statements.

(a)    The financial statements of Boston Private and its Subsidiaries included (or incorporated by reference) in the Boston Private Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Boston Private and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Boston Private and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Boston Private and its Subsidiaries have since December 31, 2017 been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private. Since December 31, 2017, no independent public accounting firm of Boston Private has resigned (or informed Boston Private that it intends to resign) or been dismissed as independent public accountants of Boston Private as a result of or in connection with any disagreements with Boston Private on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Boston Private Bank included in the consolidated reports of condition and income (call reports) of Boston Private Bank complied, as of their respective dates of filing with the Federal Reserve Board and FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b)    The allowances for loan losses and for credit losses contained in the consolidated balance sheet of Boston Private included in its Quarterly Report on 10-Q for the fiscal quarter ended September 30, 2020 were established in accordance with the practices and experiences of Boston Private and its Subsidiaries, and are adequate under and in accordance with the requirements of GAAP and the applicable Governmental Entities to provide for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the date of such balance sheet. Boston Private adopted and fully implemented CECL effective as of January 1, 2020, other than for regulatory capital purposes. As used in this Agreement, “CECL” means Current Expected Credit Losses, a new credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326.

(c)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private, neither Boston Private nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Boston Private, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Boston Private included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(d)     The records, systems, controls, data and information of Boston Private and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Boston Private or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Boston Private. Boston Private (i) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Boston Private, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Boston Private by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Boston Private’s outside auditors and the audit committee of Boston Private’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Boston Private’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Boston Private’s internal controls over financial reporting. These disclosures were made in writing by management to Boston Private’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by Boston Private to SVB Financial. Neither Boston Private nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. There is no reason to believe that Boston Private’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)    Since January 1, 2018, (i) neither Boston Private nor any of its Subsidiaries, nor, to the knowledge of Boston Private, any director, officer, auditor, accountant or representative of Boston Private or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Boston Private, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Boston Private or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Boston Private or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Boston Private or any of its Subsidiaries, whether or not employed by Boston Private or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Boston Private or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Boston Private or any committee thereof or the Board of Directors or similar governing body of any Boston Private Subsidiary or any committee thereof, or to the knowledge of Boston Private, to any director or officer of Boston Private or any Boston Private Subsidiary (including pursuant to any whistleblower or similar process).

(f)    As of the date of this Agreement, no executive officer of Boston Private has failed in any respect to make the certifications required of him or her under Section  302 or 906 of the Sarbanes-Oxley Act.

3.7    Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC, neither Boston Private nor any Boston Private Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Boston Private has disclosed to SVB Financial as of the date hereof the aggregate fees provided for in connection with the engagement by Boston Private of Morgan Stanley & Co. LLC related to the Merger and the other transactions contemplated hereunder (as well as the structure and timing for payment of such fees).

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private.

(b)    Since December 31, 2019, Boston Private and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for the Pandemic Measures or in connection with the transactions contemplated by this Agreement.

3.9    Legal and Regulatory Proceedings.

(a)    Neither Boston Private nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Boston Private, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Boston Private or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)    There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Boston Private, any of its Subsidiaries or the assets of Boston Private or any of its Subsidiaries (or that, upon consummation of the transactions contemplated by this Agreement, would apply to the Surviving Corporation or any of its affiliates).

3.10    Taxes and Tax Returns.

(a)    With respect to Boston Private and its Subsidiaries: (i) each of Boston Private and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects; (ii) neither Boston Private nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice); (iii) all material Taxes of Boston Private and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid and all Taxes required to have been collected and paid on the sale of products or Taxable services by Boston Private or its Subsidiaries (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected, retained and submitted, to the extent required; (iv) each of Boston Private and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; (v) each of Boston Private and its

Subsidiaries has complied in all material respects with all material information reporting and withholding requirements, in respect of payments made by Boston Private or any of its Subsidiaries, including maintenance of required records with respect thereto; (vi) there are no material Liens on the assets of Boston Private or any of its Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable; (vii) neither Boston Private nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (viii) neither Boston Private nor any of its Subsidiaries has received any notice of a material assessment or proposed material assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Boston Private and its Subsidiaries or the assets of Boston Private and its Subsidiaries; (ix) neither Boston Private nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Boston Private and its Subsidiaries); (x) neither Boston Private nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Boston Private) or (B) has any material liability for the Taxes of any person (other than Boston Private or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xi) neither Boston Private nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; (xii) neither Boston Private nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and (xiii) at no time during the past five (5) years has Boston Private been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not (i) any and all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property (real, personal, tangible and intangible), capital, sales, transfer, use, license, payroll, employment, social security (including health, unemployment, disability, workers’ compensation and pension insurance), severance, unemployment, withholding, duties, excise, windfall profits, franchise, backup withholding, value added, alternative or add-on minimum, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; (ii) any liability for the payment of any amounts of the type described in (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract or otherwise by operation of law.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or any other document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees.

(a)    Section 3.11(a) of the Boston Private Disclosure Schedule sets forth an accurate and complete list of each material Boston Private Benefit Plan. Each Boston Private Benefit Plan (as defined below) has been established, operated and administered in material compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Boston Private Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all compensation plans, including all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Boston Private or any Subsidiary, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Boston Private or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Boston Private or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)    Boston Private has made available to SVB Financial true, correct and complete copies of each material Boston Private Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)    The IRS has issued a favorable determination letter or opinion with respect to each Boston Private Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Boston Private Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Boston Private, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Boston Private Qualified Plan or the related trust. With respect to each Boston Private Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, neither Boston Private nor any of its Subsidiaries has engaged in a transaction in connection with which Boston Private or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) or ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, except as would not reasonably be expected to be material to Boston Private and its Subsidiaries taken as a whole.

(d)    With respect to each Boston Private Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section  302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Boston Private Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Boston Private Benefit Plan’s actuary with respect to such Boston Private Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Boston Private Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Boston Private or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Boston Private Benefit Plan.

(e)    None of Boston Private and its Subsidiaries nor any trade or business of Boston Private or any of its Subsidiaries, whether or not incorporated, all of which together with Boston Private would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Boston Private ERISA Affiliate”) has, at any time during the last six (6) years, contributed (or had any obligation to contribute) to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Boston Private and its Subsidiaries nor any Boston Private ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)    Except as required by applicable law, no Boston Private Benefit Plan provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof.

(g)    All material contributions required to be made to any Boston Private Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Boston Private Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Boston Private.

(h)    There are no pending or threatened claims (other than routine claims for benefits), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of Boston Private, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Boston Private Benefit Plans, any fiduciaries thereof with respect to their duties to the Boston Private Benefit Plans or the assets of any of the trusts under any of the Boston Private Benefit Plans, in each case, that would reasonably be expected to result in any material liability of Boston Private or any of its Subsidiaries.

(i)    Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or entitle any employee, officer, director or other service provider of Boston Private or any of its Subsidiaries to severance pay or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Boston Private or any of its Subsidiaries, directly or indirectly cause Boston Private to transfer or set aside any assets to fund any material benefits under any Boston Private Benefit Plan or result in any limitation on the right of Boston Private or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Boston Private Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Boston Private or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)    No Boston Private Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(k)    As of the date hereof, there are no pending or, to Boston Private’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Boston Private or any of its Subsidiaries, or any strikes or other labor disputes against Boston Private or any of its Subsidiaries. Neither Boston Private nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Boston Private or any of its Subsidiaries and, there are no pending or, to the knowledge of Boston Private, threatened organizing efforts by any union or other group seeking to represent any employees of Boston Private or any of its Subsidiaries. In the last three years, (x) no allegations of sexual harassment or misconduct have been made to Boston Private against any individual in his or her capacity as (i) an officer of Boston Private or any of its Subsidiaries or (ii) a member of the Board of Directors of Boston Private and (y) neither Boston Private nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by (i) an officer of Boston Private or any of its Subsidiaries or (ii) a member of the Board of Directors of Boston Private.

(l)    Boston Private is and has been in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, worker classification, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment and workers’ compensation, in each case, except as would not reasonably be expected to be material to Boston Private and its Subsidiaries taken as a whole.

3.12    SEC Reports. Boston Private has previously made available to SVB Financial an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2017 by Boston Private pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Boston Private Reports”), and (b) communication mailed by Boston Private to its shareholders since December 31, 2017 and prior to the date hereof, and no such Boston Private Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2017, as of their respective dates, all Boston Private Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Boston Private Reports.

3.13    Compliance with Applicable Law.

(a)    Boston Private and each of its Subsidiaries hold, and have at all times since December 31, 2017, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private, and to the knowledge of Boston Private, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private, Boston Private and each of its Subsidiaries have complied with and are not in default or violation under, and to the knowledge of Boston Private, there are no facts or circumstances that would reasonably be expected to cause Boston Private or any of its Subsidiaries to violate, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Boston Private or any of its Subsidiaries. Boston Private and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Boston Private and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Boston Private and its Subsidiaries conduct business.

(c)    Boston Private Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950 and applicable regulations thereunder. Boston Private Bank has a Community Reinvestment Act rating of “satisfactory” or better and does not expect to have a Community Reinvestment Act rating that is not at least “satisfactory”. All of the deposits held by Boston Private Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance with (i) all applicable policies, practices and procedures of Boston Private Bank, and (ii) all applicable laws, including anti-money laundering and anti-terrorism laws and sanctioned persons requirements, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private.

(d)    Boston Private maintains a written information privacy and security program and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security (collectively, “Privacy and Security Policies”) that are commercially reasonable and that comply in all material respects with (i) all requirements of all applicable laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), encryption, disposal, destruction, disclosure or transfer (collectively, “Processing”) of Personal Data (as defined below), (ii) all of Boston Private’s and each of its Subsidiaries’ policies and notices regarding Personal Data, and (iii) all of Boston Private’s and each of its Subsidiaries’ contractual obligations with respect to the Processing of Personal Data (collectively, “Data Protection Requirements”). Boston Private maintains reasonable measures to protect the privacy, confidentiality and security of all information that identifies, could be used to identify or is otherwise associated with an individual person or device or is otherwise covered by any “personal information” or similar definition under applicable law (e.g., “personal data,” “personally identifiable information” or “PII”) (collectively “Personal Data”) against any (i) unauthorized access, loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the privacy, security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). Boston Private has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private or require a report to a Regulatory Agency. Within the three (3) year period prior to the date hereof, Boston Private and each of its Subsidiaries has (i) complied in all material respects with all of their respective Privacy and Security Policies and applicable Data Protection Requirements, and (ii) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Data. To the knowledge of Boston Private, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Boston Private.

(e)    Without limitation, none of Boston Private or any of its Subsidiaries, or to the knowledge of Boston Private, any director, officer, employee, agent or other person acting on behalf of Boston Private or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Boston Private or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Boston Private or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Boston Private or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Boston Private or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Boston Private or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Boston Private or any of its Subsidiaries, or, in the past five (5) years, has been subject to any United States sanctions administered by OFAC, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private.

(f)    As of the date hereof, each of Boston Private and Boston Private Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private, (i) Boston Private Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) Boston Private and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Boston Private, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14    Certain Contracts.

(a)    Except as set forth in Section 3.14(a) of the Boston Private Disclosure Schedule or as filed with any Boston Private Reports, as of the date hereof, neither Boston Private nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Boston Private Benefit Plan:

(i)    which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    which contains a provision that materially restricts the conduct of any line of business by Boston Private or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of SVB Financial or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii)    which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)    with any record or beneficial owner of five percent (5%) or more of the outstanding shares of Boston Private Common Stock;

(v)    any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Boston Private Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private;

(vi)    (A) that relates to the incurrence of indebtedness by Boston Private or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Boston Private or any of its Subsidiaries of, or any similar commitment by Boston Private or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $1,000,000 or more;

(vii)    that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Boston Private or its Subsidiaries;

(viii)    which creates future payment obligations in excess of $1,000,000 per annum (other than any such contracts which are terminable by Boston Private or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any Boston Private Report(s) filed since January 1, 2020;

(ix)    that is a settlement, consent or similar agreement and contains any material continuing obligations of Boston Private or any of its Subsidiaries;

(x)    that relates to the acquisition or disposition of any person, business or asset and under which Boston Private or its Subsidiaries have or may have a material obligation or liability; or

(xi)    pursuant to which (i) any license, covenant not to sue, release, waiver, option or other right is granted under any material Intellectual Property owned by Boston Private or any of its Subsidiaries, (ii) any person has granted any license, covenant not to sue, release, waiver, option or other right under any Intellectual Property to Boston Private or any of its Subsidiaries that is material to their businesses, other than non-exclusive licenses for off-the-shelf Software that have been granted on standardized, generally available terms, (iii) Boston Private or any of its Subsidiaries has assigned or agreed to assign any material Intellectual Property to any person, or (iv) Boston Private or any of its Subsidiaries is subject to any obligation or covenant with respect to the use, licensing, enforcement, prosecution or other exploitation of any material Intellectual Property, including stand-stills, and trademark co-existence or consent contracts.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Boston Private Disclosure Schedule, is referred to herein as a “Boston Private Contract,” and neither Boston Private nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Boston Private, oral notice of, any violation of any Boston Private Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Boston Private and its Subsidiaries, taken as a whole. Boston Private has made available to SVB Financial true, correct and complete copies of each Boston Private Contract in effect as of the date hereof.

(b)    (i) Each Boston Private Contract is valid and binding on Boston Private or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boston Private, (ii) Boston Private and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Boston Private Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boston Private, (iii) to the knowledge of Boston Private, each third-party counterparty to each Boston Private Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Boston Private Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boston Private, (iv) neither Boston Private nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Boston Private Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Boston Private or any of its Subsidiaries, or to the knowledge of Boston Private, any other party thereto, of or under any such Boston Private Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boston Private.

3.15    Agreements with Regulatory Agencies. Subject to Section 9.14, neither Boston Private nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Boston Private Disclosure Schedule, a “Boston Private Regulatory Agreement”), nor has Boston Private or any of its Subsidiaries been advised since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Boston Private Regulatory Agreement.

3.16    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private, Boston Private and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Boston Private, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Boston Private or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Boston Private, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private. To the knowledge of Boston Private, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private. Boston Private is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private.

3.17    Investment Securities.

(a)    Each of Boston Private and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Boston Private or its Subsidiaries. Such securities are valued on the books of Boston Private in accordance with GAAP in all material respects.

(b)    Boston Private and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that Boston Private believes are prudent and reasonable in the context of their respective businesses, and Boston Private and its Subsidiaries have, since January 1, 2017, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Boston Private has made available to SVB Financial the material terms of such policies, practices and procedures.

(c)    Neither Boston Private nor its Subsidiaries owns securities, in each case that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives”. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boston Private, each swap, cap, floor, option agreement, future and forward contract and other similar derivative transactions and risk management arrangements (each a “Derivative Transaction”), which Boston Private or any of its Subsidiaries has entered into for its own account, or which Boston Private or any of its Subsidiaries has agreed to enter into for its own account, was or will be entered into for bona fide hedging purposes and not for speculation. Each Derivative Transaction entered into for the account of Boston Private or any of its Subsidiaries, or for the account of any customer thereof, and each such Derivative Transaction which Boston Private or any of its Subsidiaries has agreed to enter into, (i) was or will be entered into in the ordinary course of business, in accordance with applicable rules, regulations and policies of any Governmental Entity of competent jurisdiction, with counterparties believed to be financially responsible at the time, and (ii) is in full force and effect and constitutes a valid and legally binding obligation of Boston Private or such Subsidiary, as the case may be, enforceable against such person in accordance with its terms, in each case except as enforceability may be limited by the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boston Private, Boston Private and its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations have accrued, and, to the knowledge of Boston Private, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.18    Real Property. Boston Private or a Boston Private Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Boston Private Reports as being owned by Boston Private or a Boston Private Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Boston Private Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the value or free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Boston Private Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Boston Private Leased Properties” and, collectively with the Boston Private Owned Properties, the “Boston Private Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Boston Private, the lessor. There are no pending or, to the knowledge of Boston Private, threatened condemnation proceedings against the Boston Private Real Property.

3.19    Intellectual Property.

(a)    Section 3.19(a) of the Boston Private Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by Boston Private or any of its Subsidiaries that is Registered, indicating, for each item of such Registered Intellectual Property, the registration or application number and the applicable filing jurisdiction. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boston Private, Boston Private or one of its Subsidiaries is the sole and exclusive owner of the Registered Intellectual Property owned or purported to be owned by Boston Private or any of its Subsidiaries, free and clear of all Liens (other than Permitted Encumbrances), and all rights in such Registered Intellectual Property are subsisting valid and enforceable. To the knowledge of Boston Private, Boston Private and its Subsidiaries own or have a valid right to use all material Intellectual Property used by any of them, all of which rights shall survive the consummation of the transactions contemplated hereby materially unchanged. For purposes of this Agreement, “Intellectual Property” means any of the following, whether or not registered, and all rights therein, arising in the U.S. or any other jurisdiction throughout the world: (i) trademarks, service marks, Internet domain names, logos, brand names, common law trademark rights, trade dress and trade names and other indicia of origin, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (ii) rights in all works of inventorship, including all patents and patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, (iii) confidential and proprietary information, including trade secrets and know-how and (iv) websites, copyrights (including rights in works of authorship including all computer software (in object code and source code)), registrations and applications for registration of the foregoing, and all renewals, extensions, reversions and restorations thereof, and (v) any other similar intellectual property rights; and the term “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or internet domain name registrar.

(b)    Except as set forth in Section 3.19(b) of the Boston Private Disclosure Schedule, (i) the operation of the businesses of Boston Private and its Subsidiaries as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any third party, and during the three (3) years preceding the date hereof, the businesses of Boston Private and its Subsidiaries have not infringed, misappropriated or violated the Intellectual Property of any third party, in each case, in a manner that has resulted in or is reasonably likely to result in, material liability to Boston Private or any of its Subsidiaries, and (ii) to the knowledge of Boston Private, no third party is infringing, misappropriating or violating any Intellectual Property owned by Boston Private or its Subsidiaries.

(c)    Except as set forth in Section 3.19(c) of the Boston Private Disclosure Schedule, neither Boston Private nor any of its Subsidiaries has received any written claim, notice, invitation to license or similar communication within the three (3) year period prior to the date hereof (i) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property material to Boston Private’s or any of its Subsidiaries’ respective businesses that are owned by or purported to be owned by Boston Private or any of its Subsidiaries, or (ii) alleging that Boston Private or any of its Subsidiaries or any of their respective products or services infringes, misappropriates or otherwise violates the Intellectual Property of any person, whether directly or indirectly.

(d)    Boston Private and its Subsidiaries have taken reasonable measures to protect (i) their respective rights in the Intellectual Property owned by Boston Private or its Subsidiaries and (ii) the confidentiality of all trade secrets that are included in the Intellectual Property owned by Boston Private or its Subsidiaries and such trade secrets have not been used or disclosed to any person except pursuant to appropriate nondisclosure agreements which, to the knowledge of Boston Private, have not been breached.

(e)    Each current and former employee or independent contractor of Boston Private and its Subsidiaries who made a contribution to the creation or development of any material Intellectual Property on behalf of Boston Private or any of its Subsidiaries has signed an agreement that assigns to Boston Private or its applicable Subsidiary all of such employee’s or independent contractor’s rights in such contribution or Boston Private or its applicable Subsidiary otherwise owns all such rights as a matter of law.

(f)    Neither Boston Private nor any Subsidiary has incorporated or linked to any open source or “copyleft” Software in any material proprietary Software of Boston Private or any of its Subsidiaries in a manner that would require any components of such material proprietary Software owned by Boston Private or any of its Subsidiaries to be licensed, disclosed or distributed to any third party under any terms, including making the source code publicly available.

(g)    The IT Assets owned, used or held for use (including through cloud-based or other third party service providers) by Boston Private or any of its Subsidiaries are sufficient for the current and currently anticipated needs of the businesses of Boston Private and its Subsidiaries, and in the three (3) year period prior to the date hereof, there has been no unauthorized access to or unauthorized use of (i) any such IT Assets, (ii) any information stored on or processed by such IT Assets or (iii) any confidential or proprietary information that is in Boston Private’s or any of its Subsidiaries’ possession or control, in each case, in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material liability to, or material disruption of the business operations of, Boston Private or any of its Subsidiaries. As used in this Agreement, “IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation. As used in this Agreement, “Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

3.20    Related Party Transactions. As of the date hereof, except as set forth in any Boston Private Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between Boston Private or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Boston Private or any of its Subsidiaries or any person who beneficially owns

(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Boston Private Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Boston Private) on the other hand, of the type required to be reported in any Boston Private Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21    State Takeover Laws. The Board of Directors of Boston Private has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) inapplicable to this Agreement and the other transactions contemplated hereby.

3.22    Reorganization. Boston Private has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion. Prior to the execution of this Agreement, Boston Private has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based on and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley & Co. LLC as set forth therein, the Merger Consideration to be received by the holders of Boston Private Common Stock (other than Exception Shares) pursuant to this Agreement is fair from a financial point of view to such holders of Boston Private Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Boston Private Information. The information relating to Boston Private and its Subsidiaries that is provided in writing by Boston Private or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to Boston Private or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to Boston Private or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25    Loan Portfolio.

(a)    As of the date hereof, except as set forth in Section 3.25(a) of the Boston Private Disclosure Schedule, neither Boston Private nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Boston Private or any Subsidiary of Boston Private is a creditor that, as of September 30, 2020, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2020, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Boston Private Disclosure Schedule is a true, correct and complete list of (A) all the Loans of Boston Private and its Subsidiaries that, as of September 30, 2020 (x) had an outstanding balance of $1,000,000 or more and were classified by Boston Private as “Watch List” or words of similar import, (y) had an outstanding balance of $500,000 or more and were classified by Boston Private as “Special Mention,” “Other Loans Specially Mentioned,” “Criticized” or words of similar import and (z) were classified by Boston Private as “Substandard,” “Doubtful,” “Loss,” “Classified,” “Troubled Debt Restructuring” or words of similar import, in each case, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of all such Loans by category (provided, that, in determining the aggregate principal amount of all such Loans by category, Loans shall be included without regard to the outstanding balance amounts set forth in clauses (x) and (y) above), (B) all the Loans of Boston Private and its Subsidiaries that, as of September 30, 2020, had an outstanding balance of $1,000,000 or more and for which interest or principal has been deferred since January 1, 2020 and (C) each asset of Boston Private or any of its Subsidiaries that, as of September 30, 2020, is classified as “Other Real Estate Owned” and the book value thereof.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private, each Loan of Boston Private or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be (without any oral amendments or modifications thereto), (ii) to the extent carried on the books and records of Boston Private and its Subsidiaries as secured Loans, has been secured by valid restrictions, claims or Liens, as applicable, which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) is not subject to any claim as to the enforcement which been asserted in writing against Boston Private, Boston Private Bank or such Subsidiaries for which there is a reasonable possibility of an adverse determination.

(c)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boston Private, each outstanding Loan of Boston Private or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Boston Private and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    None of the agreements pursuant to which Boston Private or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    There are no outstanding Loans made by Boston Private or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Boston Private or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance in all material respects with Regulation O promulgated by the Federal Reserve Board or that are exempt therefrom.

(f)    Neither Boston Private, Boston Private Bank nor any of their Subsidiaries is now or has been since January 1, 2018, subject to any suspension, material fine, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(g)    Boston Private Bank and its Subsidiaries have taken commercially reasonable steps to prepare for the cessation of publication of settings of the London Interbank Offered Rate, taking into account the size of the impacted portfolio and the expected timeframe for the cessation.

3.26    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Boston Private: (a) Boston Private and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Boston Private reasonably has determined to be prudent and consistent with industry practice, and Boston Private and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Boston Private and its Subsidiaries, Boston Private or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no material claim for coverage by Boston Private or any of its Subsidiaries pending under any insurance policy as to which coverage has been denied or disputed by the underwriters of such insurance policy. Neither Boston Private nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27     Investment Adviser Subsidiaries.

(a)    Section 3.27 of the Boston Private Disclosure Schedule lists each Subsidiary of Boston Private that provides investment management, investment advisory or sub-advisory services (“Investment Advisory Services”) to any person (including management and advice provided to separate accounts and participation in wrap fee programs), and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each, an “Advisory Entity”). Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2017 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Boston Private. There is no action, suit, proceeding or investigation pending or, to Boston Private’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals in any material respect.

(b)    Each Advisory Entity has been since January 1, 2017 and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity to which it is a party (each such contract, an “Advisory Agreement”). Each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, and no Advisory Entity provides Investment Advisory Services to any person other than advisory clients of the Advisory Entity and such services are in each case provided pursuant to a written Advisory Agreement.

(c)    The accounts of each advisory client of Boston Private or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d)    Each Advisory Entity has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. Each Advisory Entity has established in compliance with requirements of applicable law, and maintained in effect at all times required by applicable law since January 1, 2017, (i) written policies and procedures reasonably designed to prevent violation, by the Advisory Entity and its supervised persons, of the Investment Advisers Act and the rules thereunder (ii) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (iii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iv) written cyber security and identity theft policies and procedures, (v) written supervisory procedures and a supervisory control system, (vi) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (vii) written recordkeeping policies and procedures and (viii) other policies required to be maintained by such Advisory Entity under applicable law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(viii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boston Private.

(e)    With respect to each Advisory Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to such Advisory Entity, (i) none of such Advisory Entity, its control persons, its directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of Boston Private, any of such Advisory Entity’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to ineligibility pursuant to Section 9(a) of the

Investment Company Act of 1940, as amended (the “Investment Company Act”) to serve as investment adviser of an investment company registered under the Investment Company Act, (C) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (D) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B), (C) or (D), such Advisory Entity or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any proceeding pending or, to the knowledge of Boston Private, threatened in writing by any Governmental Entity that would reasonably be expected to result in the ineligibility or disqualification of such Advisory Entity, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to be, individually or in the aggregate, material to Boston Private.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boston Private, there are no unresolved issues with the SEC with respect to any Advisory Entity.

(g)    As of the date hereof, each Advisory Entity is not currently subject to, and has not received written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity.

(h)    No Advisory Entity is prohibited from charging fees to any person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boston Private.

(i)    Boston Private has made available to SVB Financial true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January  1, 2017 by each Advisory Entity, including any predecessor or constituent entities of an Advisory Entity, that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each a “Form ADV”). The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act. Since January 1, 2017, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act. Boston Private has made available to SVB Financial true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January  1, 2017 and the Advisory Entity’s responses thereto, if any.

3.28     Volcker Rule. Boston Private and its Subsidiaries do not engage in “proprietary trading” (as defined in 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board in connection therewith (the “Volcker Rule”)) or hold any ownership interest in or sponsor any “covered fund” (as defined in the Volcker Rule).

3.29    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Boston Private in this Article III, neither Boston Private nor any other person makes any express or implied representation or warranty with respect to Boston Private, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Boston Private hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Boston Private nor any other person makes or has made any representation or warranty to SVB Financial or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Boston Private, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Boston Private in this Article III, any oral or written information presented to SVB Financial or any of its affiliates or representatives in the course of their due diligence investigation of Boston Private, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Boston Private acknowledges and agrees that neither SVB Financial nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SVB FINANCIAL

Except (i) as disclosed in the disclosure schedule delivered by SVB Financial to Boston Private concurrently herewith (the “SVB Financial Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the SVB Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SVB Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to have a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any SVB Financial Reports filed by SVB Financial since December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SVB Financial hereby represents and warrants to Boston Private as follows:

4.1    Corporate Organization.

(a)    SVB Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act. SVB Financial has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. SVB Financial is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SVB Financial. True and complete copies of the SVB Financial Certificate and SVB Financial Bylaws, as in effect as of the date of this Agreement, have previously been made available by SVB Financial to Boston Private.

(b)    SVB Bank (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SVB Financial and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such corporate power or authority would not, individually or in the aggregate, reasonably be expected to be material to SVB Financial and its Subsidiaries, taken as a whole. There are no restrictions on the ability of SVB Bank to pay dividends or distributions except for restrictions on dividends or distributions generally applicable to all such regulated entities under applicable law. The deposit accounts of SVB Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the

fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to SVB Financial’s knowledge, threatened. There are no Subsidiaries of SVB Financial other than SVB Bank that have or are required to have deposit insurance.

4.2    Capitalization.

(a)    The authorized capital stock of SVB Financial consists of 150,000,000 shares of SVB Financial Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share. As of November 30, 2020, there were (i) 51,831,667 shares of SVB Financial Common Stock issued and outstanding; (ii) 112,020 shares of SVB Financial Common Stock granted in respect of outstanding awards of restricted SVB Financial Common Stock under a SVB Financial equity incentive plan (a “SVB Financial Restricted Stock Award”); (iii) 564,287 shares of SVB Financial Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of SVB Financial Common Stock (“SVB Financial Stock Options”); (iv) 723,014 shares of SVB Financial Common Stock reserved for issuance upon the settlement of outstanding SVB Financial RSU Awards; (v) 128,522 shares of SVB Financial Common Stock reserved for issuance upon the settlement of outstanding performance-based restricted stock units in respect of shares of SVB Financial Common Stock (“SVB Financial PSU Award”) (assuming performance goals are satisfied at the target level) or 192,783 shares of SVB Financial Common Stock reserved for issuance upon the settlement of outstanding SVB Financial PSU Awards (assuming performance goals are satisfied at the maximum level); and (vi) 1,244,434 shares of SVB Financial Common Stock reserved for issuance under the SVB Financial 1999 Employee Stock Purchase Plan, as amended and restated (“SVB Financial ESPP”). As of the date of this Agreement, except as set forth in the immediately preceding sentence, for changes since November 30, 2020 resulting from the exercise, vesting or settlement of any SVB Financial Restricted Stock Award, SVB Financial Stock Option, SVB Financial RSU Award or SVB Financial PSU Award, and accumulated contributions to purchase shares of SVB Financial Common Stock under the SVB Financial ESPP described in the immediately preceding sentence and shares of SVB Financial Common Stock reserved for issuance pursuant to future grants under the SVB Financial equity incentive plans, there are no shares of SVB Financial Common Stock issued, reserved for issuance or outstanding. All the issued and outstanding shares of SVB Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than SVB Financial Restricted Stock Awards, SVB Financial Stock Options, SVB Financial PSU Awards and accumulated contributions to purchase shares of SVB Financial Common Stock under the SVB Financial ESPP as described in this Section 4.2(a) and SVB Financial’s 5.250% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), and depositary shares, each representing 1/40th interest in a share of Series A Preferred Stock, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in SVB Financial, or contracts, commitments, understandings or arrangements by which SVB Financial may become bound to issue additional shares of capital stock or other voting or equity securities of or ownership interest in SVB Financial, or that otherwise obligate SVB Financial to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.

(b)    SVB Financial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of SVB Financial, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries of SVB Financial that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. SVB Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of

SVB Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of SVB Bank.

4.3    Authority; No Violation.

(a)    SVB Financial has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of SVB Financial. Except for the approval of the Bank Merger Agreement by the board of directors of SVB Bank and SVB Financial as SVB Bank’s sole shareholder, no other corporate proceedings on the part of SVB Financial are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SVB Financial and (assuming due authorization, execution and delivery by Boston Private) constitutes a valid and binding obligation of SVB Financial, enforceable against SVB Financial in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of SVB Financial Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of SVB Financial will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by SVB Financial, nor the consummation by SVB Financial of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by SVB Financial with any of the terms or provisions hereof, will (i) violate any provision of the SVB Financial Certificate or the SVB Financial Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SVB Financial, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SVB Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SVB Financial or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SVB Financial.

4.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ Stock Market, LLC, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the California Department of Financial Protection and Innovation and the Massachusetts Commissioner of Banks, and approval of such applications, filings and notices, including the making of any arrangements with the Massachusetts Housing Partnership Fund necessary to obtain approval of the Massachusetts Commissioner of Banks, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the Boston Private Disclosure Schedule or Section 4.4 of the SVB Financial Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Proxy Statement and the S-4, and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the proxy solicitation and other advisory client materials for any Public Funds with the SEC, as contemplated by Section 6.18, (h) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Articles of Merger with the Massachusetts Secretary pursuant to the MBCA and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SVB Financial Common Stock pursuant to this Agreement and the approval of the listing of such SVB Financial Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by SVB Financial of this Agreement or (B) the consummation by SVB Financial of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, SVB Financial has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by SVB Financial to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5    Reports. SVB Financial and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SVB Financial. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents, and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SVB Financial. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of SVB Financial and its Subsidiaries, no Regulatory Agency has pending any proceeding or, to the knowledge of SVB Financial, investigation into the business or operations of SVB Financial or any of its Subsidiaries, except where such proceedings or investigations would not reasonably be expected to be, either individually or in the aggregate, material to SVB Financial and its Subsidiaries (taken as a whole). Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SVB Financial or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of SVB Financial or any of its Subsidiaries, in each case, which would reasonably be expected to be, either individually or in the aggregate, material to SVB Financial and its Subsidiaries (taken as a whole).

4.6    Financial Statements.

(a)    The financial statements of SVB Financial and its Subsidiaries included (or incorporated by reference) in the SVB Financial Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SVB Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SVB Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SVB Financial and its Subsidiaries have since December 31, 2017, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SVB Financial. Since December 31, 2018, no independent public accounting firm of SVB Financial has resigned (or informed SVB Financial that it intends to resign) or been dismissed as independent public accountants of SVB Financial as a result of or in connection with any disagreements with SVB Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SVB Financial, neither SVB Financial nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of SVB Financial, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SVB Financial included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of SVB Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SVB Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on SVB Financial. SVB Financial has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to SVB Financial, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of SVB Financial by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Neither SVB Financial nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. There is no reason to believe that SVB Financial’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2019, (i) neither SVB Financial nor any of its Subsidiaries, nor, to the knowledge of SVB Financial, any director, officer, auditor, accountant or representative of SVB Financial or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of SVB Financial, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SVB Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SVB Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing SVB Financial or any of its Subsidiaries, whether or not employed by SVB Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by SVB Financial or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of SVB Financial or any committee thereof or the Board of Directors or similar governing body of any Subsidiary of SVB Financial or any committee thereof, or to the knowledge of SVB Financial, to any director or officer of SVB Financial or any Subsidiary of SVB Financial (including pursuant to any whistleblower or similar process).

(e)    As of the date of this Agreement, no executive officer of SVB Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.7    Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, neither SVB Financial nor any Subsidiary of SVB Financial nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events. Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SVB Financial.

4.9    Legal and Regulatory Proceedings.

(a)    Neither SVB Financial nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of SVB Financial, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SVB Financial or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SVB Financial, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)    There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon SVB Financial, any of its Subsidiaries or the assets of SVB Financial or any of its Subsidiaries (or that, upon consummation of the transactions contemplated by this Agreement, would apply to the Surviving Corporation or any of its affiliates).

4.10    SEC Reports. SVB Financial has previously made available to Boston Private an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2017 by SVB Financial pursuant to the Securities Act or the Exchange Act (the “SVB Financial Reports”), and (b) communication mailed by SVB Financial to its shareholders since December 31, 2017 and prior to the date hereof, and no such SVB Financial Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2017, as of their respective dates, all SVB Financial Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the SVB Financial Reports.

4.11    Compliance with Applicable Law.

(a)    SVB Financial and each of its Subsidiaries hold, and have at all times since December 31, 2017, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SVB Financial, and to the knowledge of SVB Financial, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SVB Financial, SVB Financial and each of its Subsidiaries have complied with and are not in default or violation under, and to the knowledge of SVB Financial, there are no facts or circumstances that would reasonably be expected to cause SVB Financial or any of its Subsidiaries to violate, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SVB Financial or any of its Subsidiaries. SVB Financial and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by SVB Financial and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where SVB Financial and its Subsidiaries conduct business.

(c)    SVB Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950 and applicable regulations thereunder. As of the date hereof, each of SVB Financial and SVB Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator). SVB Bank has a Community Reinvestment Act rating of “satisfactory” or better and does not expect to have a Community Reinvestment Act rating that is not at least “satisfactory”.

4.12    Agreements with Regulatory Agencies. Subject to Section 9.14, neither SVB Financial nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the SVB Financial Disclosure Schedule, a “SVB Financial Regulatory Agreement”), nor has SVB Financial or any of its Subsidiaries been advised since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SVB Financial Regulatory Agreement.

4.13    Reorganization. SVB Financial has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14    SVB Financial Information. The information relating to SVB Financial and its Subsidiaries that is provided in writing by SVB Financial or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to SVB Financial and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to SVB Financial or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by SVB Financial in this Article IV, neither SVB Financial nor any other person makes any express or implied representation or warranty with respect to SVB Financial, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SVB Financial hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SVB Financial nor any other person makes or has made any representation or warranty to Boston Private or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SVB Financial, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by SVB Financial in this Article IV, any oral or written information presented to Boston Private or any of its affiliates or representatives in the course of their due diligence investigation of SVB Financial, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    SVB Financial acknowledges and agrees that neither Boston Private nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of Boston Private Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Boston Private Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by SVB Financial (such consent not to be unreasonably withheld, conditioned or delayed), (i) Boston Private shall, and shall cause its Subsidiaries to, (a) conduct its business only in the ordinary course of business consistent with past practice and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (ii) Boston Private shall, and shall cause its Subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Boston Private’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1 or Section 5.2, Boston Private and its Subsidiaries may take any commercially reasonable actions that Boston Private reasonably determines are necessary or prudent to take in response to the COVID-19 pandemic or the Pandemic Measures; provided that Boston Private shall provide prior notice to and consult with SVB Financial in good faith to the extent such actions would otherwise require consent of SVB Financial under this Section 5.1 or Section 5.2 or would have a material impact on Boston Private or any Boston Private Subsidiary.

5.2    Boston Private Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Boston Private Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Boston Private shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SVB Financial (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six months, (ii) deposits, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case, in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Boston Private or any of its wholly owned Subsidiaries to Boston Private or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of Boston Private);

(b)    (i) adjust, split, combine or reclassify any capital stock;

(ii)    make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock (except (A) regular quarterly cash dividends by Boston Private at a rate not in excess of $0.06 per share of Boston Private Common Stock declared and paid on a schedule consistent with past practice, and required dividends in respect of its trust preferred securities, (B) dividends paid by any of the Subsidiaries of Boston Private to Boston Private or any of its wholly owned Subsidiaries and (C) the acceptance of shares of Boston Private Common Stock as payment for the exercise price of Boston Private Stock Options or for withholding taxes incurred in connection with the exercise of Boston Private Stock Options or the vesting or settlement of Boston Private Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)    grant any stock options, restricted stock, restricted stock units, performance stock units or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock; or

(iv)    issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of Boston Private Stock Options, the vesting or settlement of Boston Private Equity Awards (and dividend equivalents thereon, if any), or the issuance of shares upon the exercise of purchase rights under the Boston Private ESPP in accordance with their terms;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course;

(d)    grant, extend, amend, waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material Intellectual Property owned by Boston Private or any of its Subsidiaries;

(e)    except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than in a wholly owned Subsidiary of Boston Private;

(f)    engage in “proprietary trading” (as defined in the Volcker Rule), acquire or hold any ownership interest in or sponsor any “covered fund” (as defined in the Volcker Rule) or enter into any new, or amend any existing, agreement to act as investment adviser, investment sub-adviser, sponsor or manager for any Public Fund, Non-U.S. Retail Fund or Private Fund;

(g)    in each case, except for transactions in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, any Boston Private Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Boston Private or enter into any contract that would constitute a Boston Private Contract if it were in effect on the date of this Agreement;

(h)    except as required under applicable law or the terms of any Boston Private Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend (other than administrative amendments that do not materially increase liabilities) or terminate any Boston Private Benefit Plan, or any arrangement that would be a Boston Private Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, (iii) pay or award, or commit to pay or award, any material bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (iv) grant or accelerate the vesting of any equity-based awards or other compensation, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Boston Private Benefit Plan, (vii) terminate the employment or services of any officer or any employee whose annual base salary or wage rate is greater than $250,000 or whose total target annual compensation is greater than $500,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has an annual base salary or wage rate greater than $250,000;

(i)    except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $500,000 individually or $1,500,000 in the aggregate or that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or to the receipt of regulatory approvals for the transactions contemplated hereby on a timely basis;

(j)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(k)    amend the Boston Private Articles of Organization, Boston Private Bylaws or comparable governing documents of its Subsidiaries;

(l)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(m)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n)    take any action that is intended or expected to result in any of the conditions of the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable law;

(o)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(p)    (i) enter into any new line of business or change in any material respect its lending, investment, hedging, underwriting, risk and asset liability management and other banking and operating, securitization and servicing practices or policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice, provided (A) any loan or extension of credit or renewal thereof that pursuant to Boston Private’s approved loan policies as in effect as of the date hereof (copies of which have been provided to SVB Financial prior to the date hereof) would require prior approval of Boston Private Bank’s Risk Management Committee (provided, that, subject to Section 6.2 and Section 9.14, SVB Financial will be provided with copies of all reporting and materials provided to any loan committee of Boston Private Bank, including the Residential Loan Committee, Management Loan Committee, Executive Loan Committee and Risk Management Committee) or (B) any loan or extension of credit or renewal thereof of the type set forth on Section 5.2(p)(ii) of the Boston Private Disclosure Schedule, in each case, shall require the prior written approval of the Chief Credit Officer of SVB Bank or another officer designated by SVB Financial, which approval or rejection shall be given in writing within three (3) business days after the loan package is delivered to such individual and deemed given if no response is received;

(q)    make, or commit to make, any capital expenditures that exceed by more than 5% the amounts disclosed in Boston Private’s capital expenditure budget set forth in Section 5.2(q) of the Boston Private Disclosure Schedule;

(r)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes, in each case, other than in the ordinary course of business;

(s)    (i) except as set forth in Section 5.2(s)(i) of the Boston Private Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or (ii) other than in consultation with SVB Financial, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course);

(t)    knowingly take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of SVB Financial or Boston Private or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(u)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    SVB Financial Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the SVB Financial Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including Pandemic Measures), SVB Financial shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Boston Private (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend the SVB Financial Articles or the SVB Financial Bylaws in a manner that would materially and adversely affect the holders of Boston Private Common Stock, or adversely affect the holders of Boston Private Common Stock relative to other holders of SVB Financial Common Stock;

(b)    adjust, split, combine or reclassify any SVB Financial Common Stock, or make, declare or pay any extraordinary dividend or distribution on any SVB Financial Common Stock;

(c)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(d)    knowingly take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of SVB Financial or Boston Private or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(e)    take any action that is intended or expected to result in any of the conditions of the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable law; or

(f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    SVB Financial and Boston Private shall promptly prepare and file with the SEC, no later than 45 days after the date of this Agreement, the Proxy Statement and SVB Financial shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of SVB Financial and Boston Private shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Boston Private shall thereafter mail or deliver the Proxy Statement to its shareholders. In furtherance of the foregoing, each of SVB Financial and Boston Private shall use reasonable best efforts to file all information required by Part III of Form 10-K that is not included in its annual report on Form 10-K for the fiscal year ended December 31, 2020 by no later than March 19, 2021 (by including such information within either a proxy statement or an amendment to such annual report on Form 10-K). SVB Financial shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Boston Private shall furnish all information concerning Boston Private and the holders of Boston Private Common Stock as may be reasonably requested in connection with any such action.

(b)    The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than 45 days after the date of this Agreement, SVB Financial and Boston Private shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. SVB Financial and Boston Private shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). SVB Financial and Boston Private shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Boston Private or SVB Financial, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain (i) competitively sensitive business or other proprietary information filed under a claim of confidentiality or (ii) confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity. In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require SVB Financial or Boston Private to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on SVB Financial and its Subsidiaries, taken as a whole (measured on a scale relative to Boston Private and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(c)    SVB Financial and Boston Private shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of SVB Financial, Boston Private or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger the Bank Merger and the other transactions contemplated by this Agreement. Each of SVB Financial and Boston Private agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Boston Private’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of SVB Financial and Boston Private further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable laws, each of SVB Financial and Boston Private, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of SVB Financial and Boston Private shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither SVB Financial nor Boston Private nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of SVB Financial’s or Boston Private’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of SVB Financial and Boston Private shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives in confidence to the extent required by, and in accordance with, the provisions of the Amended and Restated Mutual Non-Disclosure Agreement, dated as of July 15, 2020, between SVB Financial and Boston Private (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Boston Private Shareholder Approval.

(a)     Boston Private shall call a meeting of its shareholders (the “Boston Private Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Boston Private Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. Boston Private shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Such meeting may be held virtually, subject to applicable law and the organizational documents of Boston Private. The Board of Directors of Boston Private shall use its reasonable best efforts to obtain from the shareholders of Boston Private the Requisite Boston Private Vote, including by communicating to its shareholders its unqualified recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby and the Boston Private Board of Directors shall not (i) withdraw, modify or qualify such recommendation in a manner adverse to SVB Financial, or resolve to do so, (ii) fail to reaffirm such recommendation within ten (10) business days after SVB Financial requests in writing that such action be taken, (iii) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Boston Private Meeting) after an Acquisition Proposal is made public or any request by SVB Financial to do so, (iv) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, or (v) publicly propose to do any of the foregoing. Boston Private shall engage a proxy solicitor reasonably acceptable to SVB Financial to assist in the solicitation of proxies from shareholders relating to the Requisite Boston Private Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Boston Private, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of Boston Private may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Boston Private may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Boston Private may not take any actions under this sentence unless (i) Boston Private shall have complied in all material respects with Section 6.9; (ii) if such actions are taken in response to an unsolicited bona fide Acquisition Proposal, the Boston Private Board of Directors shall have concluded in good faith, after giving effect to all the adjustments which may be offered by SVB Financial pursuant to clause (iv) below, that such Acquisition Proposal constitutes a Superior Proposal; (iii) Boston Private shall notify SVB Financial, at least four (4) business days in advance, of the intention of the Boston Private Board of Directors to change its recommendation (including, in the event such change in recommendation is in response to an Acquisition Proposal, the identity of the party making such Acquisition Proposal and furnish to SVB Financial all the material terms and conditions of such proposal to the extent not previously provided pursuant to Section 6.9, or describe in reasonable detail such other event or circumstances if such change in recommendation is not in response to an Acquisition Proposal); and (iv) prior to effecting a change in the recommendation of the Boston Private Board of Directors, Boston Private shall, and shall cause its financial and legal advisors to, during the period following Boston Private’s delivery of the notice referred to in clause (iii) above, negotiate with SVB Financial in good faith for a period of up to four (4) business days (to the extent SVB Financial desires to negotiate) to allow SVB Financial to propose such adjustments in the terms and conditions of this Agreement so that an Acquisition Proposal referred to in clause (ii) above ceases to constitute a Superior Proposal or so that it would no longer more likely than not result in a violation of the Boston Private Board of Directors’ fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)    Boston Private shall adjourn or postpone the Boston Private Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Boston Private Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Boston Private has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Boston Private Vote; provided, that Boston Private shall only be required to adjourn or postpone the Boston Private Meeting two (2) times pursuant to the first sentence of this Section 6.3(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Boston Private Meeting shall be convened and this Agreement shall be submitted to the shareholders of Boston Private at the Boston Private Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Boston Private of such obligation.

6.4    Stock Exchange Listing. SVB Financial shall cause the shares of SVB Financial Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.5    Employee Matters.

(a)    During the period commencing at the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), SVB Financial shall cause the Surviving Corporation to provide continuing employees of Boston Private and its Subsidiaries (the “Continuing Employees”) with (i) base salary or base wage rather that is no less favorable than that provided by Boston Private and its Subsidiaries to each Continuing Employee immediately prior to the Effective Time, and (ii) benefits (including pension and welfare benefits) that are substantially comparable in the aggregate to those provided by Boston Private immediately prior to the Effective Time. Additionally, SVB Financial agrees that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits that are no less favorable than the severance benefits provided by Boston Private and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, as set forth in Section 6.5(a) of the Boston Private Disclosure Schedule.

(b)    With respect to any employee benefit plans of SVB Financial or its Subsidiaries in which any employees of Boston Private or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), SVB Financial shall or shall cause the Surviving Corporation to: (i) waive all pre-existing conditions or limitations and waiting periods under any group health plans of SVB Financial or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) provide each Continuing Employee credit for the plan year in which such Continuing Employee commences participation in such New Plan towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to commencing participation for which payment has been made and (iii) give each Continuing Employee service credit for such Employee’s employment with Boston Private and its Subsidiaries (and any predecessor entity) for all purposes under each applicable New Plan, as if such service had been performed with SVB Financial, provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C)  to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)     Prior to the Effective Time, if requested by SVB Financial in writing no later than 14 days prior to the Effective Time, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, Boston Private shall cause Boston Private’s tax-qualified defined contribution plan (the “Boston Private 401(k) Plan”) to be terminated effective immediately prior to the Effective Time, contingent on the occurrence of the Effective Time. In the event that SVB Financial requests that the Boston Private 401(k) Plan be terminated, Boston Private shall provide SVB Financial with evidence that such Boston Private 401(k) Plan has been terminated (the form and substance of which shall be subject to review and reasonable approval by SVB Financial) not later than the day immediately preceding the Effective Time.

(d)    In the event that SVB Financial requests that the Boston Private 401(k) Plan be terminated, prior to the Effective Time and thereafter (as applicable), (i) Boston Private and SVB Financial shall take any and all actions as may be required, including amendments to the Boston Private 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by SVB Financial (the “SVB Financial 401(k) Plan”) to permit such Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to such Continuing Employee (including the in-kind rollover of notes evidencing loans) from the Boston Private 401(k) Plan to the SVB Financial 401(k) Plan and (ii) each Continuing Employee shall become a participant in the SVB Financial 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.5(b)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Boston Private and SVB Financial shall cooperate to take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Boston Private 401(k) Plan as of the Effective Time to continue to make scheduled loan payments to the Boston Private 401(k) Plan after the Effective Time, pending the distribution and in-kind rollover of the notes evidencing such loans from the Boston Private 401(k) Plan to the SVB Financial 401(k) Plan, as provided in the preceding sentence, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(e)    SVB Financial shall, or shall cause the Surviving Corporation to, assume and honor all Boston Private Benefit Plans in accordance with their terms. SVB Financial hereby acknowledges that a “change in control”, “sale event” (or similar phrase) within the meaning of the Boston Private Benefit Plans will occur at the Effective Time.

(f)    Notwithstanding the provisions of Section 6.10, prior to Boston Private making any broad-based written or material oral communications to the managers, officers or employees of Boston Private or any of its Subsidiaries pertaining to the consequences of the transactions contemplated by this Agreement with respect to compensation or benefit matters, Boston Private shall provide SVB Financial with a copy of the intended communication, SVB Financial shall have two business days to review and comment on the communication, and Boston Private shall consider any such comments in good faith; provided, however, that Boston Private shall not be required to provide to SVB Financial a copy of any communication that is materially consistent with a communication previously reviewed by SVB Financial. Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Boston Private or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Boston Private, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Boston Private, SVB Financial or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Boston Private or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Boston Private Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of SVB Financial, the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Boston Private Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Boston Private or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except as set forth in Section 6.6).

6.6    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Boston Private and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Boston Private Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, or employee of Boston Private or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; and SVB Financial and the Surviving Corporation shall also advance expenses as incurred by such Boston Private Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Boston Private pursuant to the Boston Private Articles of Organization, Boston Private’s Bylaws, the governing or organizational documents of any Boston Private Subsidiary and any indemnification agreements in existence as of the date hereof that have been disclosed to SVB Financial; provided that the Boston Private Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Boston Private Indemnified Party is not entitled to indemnification.

(b)    Subject to the following sentence, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Boston Private (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Boston Private or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by Boston Private for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Boston Private, in consultation with, but only upon the consent of SVB Financial, may (and at the request of SVB Financial, Boston Private shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Boston Private’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Boston Private Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

6.7    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.8    Advice of Changes. SVB Financial and Boston Private shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.9    Acquisition Proposals.

(a)    Boston Private shall not, shall cause its Subsidiaries and its and their officers and directors not to, and shall use its reasonable best efforts to cause its and their agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal or (iv) publicly propose any of the foregoing or propose any of the foregoing to a third party; provided, that, prior to receipt of the Requisite Boston Private Vote, in the event Boston Private receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Boston Private shall have provided such information to SVB Financial, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Boston Private. Boston Private will, will cause its officers and directors to, and will use reasonable best efforts to cause its agents, advisors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than SVB Financial with respect to any Acquisition Proposal. Boston Private will promptly (and in any event within twenty-four (24) hours and before entering into any discussions or providing any information) advise SVB Financial following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide SVB Financial with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will promptly (and in any event within twenty-four (24) hours) advise SVB Financial of any related material developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Boston Private shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Boston Private shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.9(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Boston Private and its Subsidiaries or 25% or more of any class of equity or voting securities of Boston Private or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Boston Private, (ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Boston Private or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Boston Private, or (iii) a merger, consolidation, share exchange or other business combination involving Boston Private or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Boston Private. As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Boston Private concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the reference to “25%” in the definition of Acquisition Proposal shall instead refer to “50%”.

(b)    Nothing contained in this Agreement shall prevent Boston Private or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to Boston Private’s shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.10    Public Announcements. Boston Private and SVB Financial shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, or in connection with a change in recommendation by Boston Private in accordance with Section 6.3, Boston Private and SVB Financial agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.11    Change of Method. SVB Financial may at any time change the method of effecting the Merger, and Boston Private agrees to enter into such amendments to this Agreement as SVB Financial may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Boston Private’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.12    Restructuring Efforts. If Boston Private shall have failed to obtain the Requisite Boston Private Vote at the duly convened Boston Private Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to Boston Private’s shareholders) and/or (in the case of Boston Private) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.12) to its shareholders for approval.

6.13    Takeover Statutes. Neither Boston Private nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and Boston Private and its Board of Directors shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, Boston Private and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.14    Exemption from Liability Under Section 16(b). Boston Private and SVB Financial agree that, in order to most effectively compensate and retain those officers and directors of Boston Private subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Boston Private Insiders”), both prior to and after the Effective Time, it is desirable that Boston Private Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Boston Private Common Stock and Boston Private Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.14. The Board of Directors of SVB Financial and of Boston Private, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Boston Private Common Stock or Boston Private Equity Awards and (ii) any acquisitions of SVB Financial Common Stock and/or SVB Financial Stock Options and/or SVB Financial RSU Awards in respect of Boston Private Equity Awards converted at the Effective Time pursuant to Article I, in each case, pursuant to the transactions contemplated by this Agreement and by any Boston Private Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation or SVB Financial subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.15    Litigation and Claims. Each party shall promptly notify the other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of such party, threatened against Boston Private, SVB Financial or any of their Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Boston Private, SVB Financial or their Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Boston Private shall give SVB Financial the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Boston Private and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without SVB Financial’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16    Trust Preferred Securities. Upon the Effective Time, SVB Financial or a Subsidiary of SVB Financial shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Boston Private under the (i) Indenture, between Boston Private and SunTrust Bank, as debenture trustee, dated October 12, 2004 and (ii) Indenture, between Boston Private and Wilmington Trust Company, as debenture trustee, dated September 27, 2005 (the “Trust Preferred Securities”), and the due and punctual payments of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Boston Private, SVB Financial or any applicable Subsidiary shall execute and deliver any supplemental indentures, and the parties hereto shall use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

6.17     Non-Solicitation Covenants. Boston Private shall use its reasonable best efforts to enforce any existing Non-Solicitation Covenants to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Non-Solicitation Covenant” means any covenant, obligation or agreement of a third party to not solicit, hire or attempt to solicit or hire any employee of Boston Private or any Boston Private Subsidiary for employment or in any other capacity (including as an independent contractor or consultant) contained in any existing agreement entered into in connection with any investment, strategic transaction, acquisition, disposition or other similar transaction between Boston Private or any Boston Private Subsidiary and such third party.

6.18    Advisory Contracts.

(a)    Public Funds. Subject to the requirements of applicable law and the fiduciary duties of the Boston Private Board of Directors, the board of directors (or persons performing similar functions) of any Boston Private Subsidiary and each Public Fund Board:

(i)    with respect to any pooled investment vehicle (including each portfolio or series thereof, if any) for which Boston Private or any Boston Private Subsidiary acts as investment adviser, investment sub-adviser, sponsor or manager, and which is registered as an investment company under the Investment Company Act (each, a “Public Fund”, and the board of directors or trustees (or persons performing similar functions) thereof, each, a “Public Fund Board”), Boston Private shall use its reasonable best efforts, and shall cause each Boston Private Subsidiary to use its reasonable best efforts to: (A) request, as promptly as practicable following the date of this Agreement, such Public Fund Board to approve (and to recommend that the shareholders of such Public Fund approve) a new Advisory Agreement with the applicable Boston Private Subsidiary, to be effective as of the Effective Time, containing terms, taken as a whole, that are substantially similar to the terms of the existing Advisory Agreement between such Public Fund and such Boston Private Subsidiary; (B) request, as promptly as practicable following receipt of the approval and recommendation described in the foregoing clause (A), such Public Fund Board to call a special meeting of the shareholders of such Public Fund to be held as promptly as reasonably practicable for the purpose of voting upon a proposal to approve (in the requisite manner) such new Advisory Agreement; (C) request such Public Fund to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Entities, as promptly as practicable following receipt of the approval and recommendation described in the foregoing clause (A), all proxy solicitation materials required to be distributed to the shareholders of such Public Fund with respect to the actions recommended for shareholder approval by such Public Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and (D) request such Public Fund Board to submit, as promptly as practical following the mailing of the proxy materials to the shareholders of such Public Fund for a vote at a shareholders meeting the proposal described in clause (B) above. In the event that the approval of the shareholders of a Public Fund of the applicable new Advisory Agreement described in the foregoing sentence is not obtained prior to the Closing, Boston Private may request the Public Fund Board of each such Public Fund to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Advisory Agreement with the applicable Boston Private Subsidiary, with such agreement to be effective as of the

Effective Time, containing terms, taken as a whole, that are substantially similar to the terms of the existing Advisory Agreement between such Public Fund and such Boston Private Subsidiary (except for changes thereto to the extent necessary to comply with Rule 15a-4 under the Investment Company Act).

(ii)    SVB Financial and Boston Private agree that a Public Fund shall be deemed to have consented for all purposes under this Agreement to the continued management of such Public Fund by the applicable Boston Private Subsidiary following the Effective Time, if a new Advisory Agreement has been approved by the Public Fund Board and shareholders of such Public Fund in the manner contemplated by clauses (A)-(D) of Section 6.18(a)(i), unless at any time prior to the Closing the respective Public Fund Board notifies the applicable Boston Private Subsidiary, in writing, that such Public Fund has terminated its existing, interim, or new Advisory Agreement prior to or following the Effective Time.

(b)    Non-U.S. Retail Funds. With respect to any pooled investment vehicle (including each portfolio or series thereof, if any) for which Boston Private or any Boston Private Subsidiary acts as investment adviser, investment sub-adviser, sponsor or manager, and which is registered or authorized by a non-U.S. Governmental Entity in the jurisdiction in which it is established (including in the European Union undertakings for collective investment in transferable securities) (each a “Non-U.S. Retail Fund”), as promptly as practicable following the date of this Agreement, to the extent required by applicable law or the terms of the existing Advisory Agreement with such Non-U.S. Retail Fund, Boston Private shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts to (A) provide notice of the transactions contemplated by this Agreement to such Non-U.S. Retail Fund and, where required by applicable law or the applicable Advisory Agreement, to the investors in such Non-U.S. Retail Fund, and (B) obtain any material approval, consent, deemed approval, deemed consent or other similar action, if any, that is required from or by the board of directors or trustees (or persons performing similar functions) of such Non-U.S. Retail Fund, the investors in such Non-U.S. Retail Fund or any regulating or self-regulating authority for such Non-U.S. Retail Fund, so that, after the Closing, the applicable Advisory Entity may continue to provide Investment Advisory Services to such Non-U.S. Retail Fund following the Closing Date.

(c)    Private Funds and Other Non-Fund Clients.

(i)    If consent or other action is required by applicable law or by the Advisory Agreement of any advisory client other than a Public Fund or a Non-U.S. Retail Fund for the Advisory Agreement with such advisory client to continue after the Effective Time, as promptly as reasonably practicable following the date of this Agreement, and in any event no less than 30 days before the anticipated Closing Date, Boston Private shall, and shall cause the applicable Boston Private Subsidiaries to, send a notice (a “Transaction Notice”) complying with applicable law and the terms of such advisory client’s Advisory Agreement. Each Transaction Notice shall inform the applicable advisory client: (1) of the intention to complete the transactions contemplated by this Agreement, which may result in a deemed assignment of such advisory client’s Advisory Agreement; (2) of the applicable Boston Private Subsidiary’s intention to continue to provide the Investment Advisory Services pursuant to the existing Advisory Agreement with such advisory client after the Effective Time if such advisory client does not terminate such agreement prior to the Effective Time; and (3) that the consent of such advisory client will be deemed to have been granted if such advisory client continues to accept such advisory services for a period of at least 30 days after the sending of the Transaction Notice without termination.

(ii)    Boston Private agrees that the information that is contained in any Transaction Notice to be furnished to any advisory client other than a Public Fund or a Non-U.S. Retail Fund (and other than information that is or will be provided in writing by or on behalf of SVB Financial or its affiliates specifically for inclusion in such Transaction Notice) to the extent consent or other action is required under applicable law or the applicable Advisory Agreement for the purpose of having the Advisory Agreement continue after the Effective Time will be true, correct and complete in all material respects.

SVB Financial agrees that the information provided by it or its affiliates (or on their behalves) in writing for inclusion in any Transaction Notice to be furnished to any advisory client other than a Public Fund or a Non-U.S. Retail Fund to the extent consent or other action is required under applicable law or the applicable Advisory Agreement for the purpose of having the Advisory Agreement continue after the Effective Time will be true, correct and complete in all material respects.

(iii)    With respect to any pooled investment vehicle (including each portfolio or series thereof, if any) for which Boston Private or any Boston Private Subsidiary acts as investment adviser, investment sub-adviser, sponsor or manager, which is neither a Public Fund nor a Non-U.S. Retail Fund (each a “Private Fund”), Boston Private shall not, and shall cause its Subsidiaries not to, extend the termination date with respect to such Private Fund without prior written consent of SVB Financial. With respect to each such Private Fund, Boston Private shall, and shall cause the applicable Boston Private Subsidiary to, request from each holder of the ownership interests of such Private Fund written consent to commence the liquidation and dissolution of such Private Fund in accordance with such Private Fund’s certificate of partnership and limited partnership agreement (or comparable documents), the applicable Advisory Agreement and applicable law; provided, that any such commencement of liquidation and dissolution shall be effective at or after the Closing and, if requested by Boston Private, be made conditional on the Closing. In addition, Boston Private shall cooperate with SVB Financial to take any other actions with respect to such Private Fund that SVB Financial deems reasonably necessary in connection with the liquidation and dissolution of such Private Fund at or after the Closing, including, if requested by SVB Financial, working with SVB Financial to cause the applicable Boston Private Subsidiary to (A) cease serving as the investment adviser, investment sub-adviser, sponsor or manager to such Private Fund at or after the Closing or (B) require any holder of the ownership interests of such Private Fund to withdraw from such Private Fund at or after the Closing, in each case in accordance with such Private Fund’s certificate of partnership and limited partnership agreement (or comparable documents), the applicable Advisory Agreement and applicable law.

(d)    Prospective Clients. In addition to the foregoing, as promptly as practicable following the date of this Agreement, Boston Private shall cause each Boston Private Subsidiary to use its reasonable best efforts (i) to supplement the offering documentation with respect to each Public Fund, each Non-U.S. Retail Fund and each Private Fund to inform prospective investors therein of the transactions contemplated by this Agreement; and (ii) with respect to any new advisory clients following the date of this Agreement, to include a Transaction Notice along with the Advisory Agreement and other materials provided to such new advisory clients.

(e)    For the avoidance of doubt, the receipt of any approval, consent, deemed approval or deemed consent in connection with any of the matters contemplated by this Section 6.18 or otherwise in respect of any Advisory Agreement or similar agreement in connection with Boston Private’s or any Boston Private Subsidiary’s service as an investment adviser, investment sub-adviser, sponsor, manager or other similar capacity, including any approval of any Public Fund Board or the shareholders of any Public Fund or holders of ownership interests of any Private Fund, shall not be a condition to the obligations of the parties to effect the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. This Agreement shall have been approved by the shareholders of Boston Private by the Requisite Boston Private Vote.

(b)    NASDAQ Listing. The shares of SVB Financial Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

(e)    Regulatory Approval. (i) All regulatory authorizations, consents, orders or approvals from the Federal Reserve Board, the California Department of Financial Protection and Innovation and the Massachusetts Commissioner of Banks and any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2    Conditions to Obligations of SVB Financial. The obligation of SVB Financial to effect the Merger is also subject to the satisfaction, or waiver by SVB Financial, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Boston Private set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Boston Private set forth in Sections 3.1(a), 3.1(b) (with respect to Boston Private Bank only), 3.2(c) (with respect to Boston Private Bank only) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Boston Private set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Boston Private or the Surviving Corporation. SVB Financial shall have received a certificate signed on behalf of Boston Private by the Chief Executive Officer and the Chief Financial Officer of Boston Private to the foregoing effect.

(b)    Performance of Obligations of Boston Private. Boston Private shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and SVB Financial shall have received a certificate signed on behalf of Boston Private by the Chief Executive Officer and the Chief Financial Officer of Boston Private to such effect.

(c)    Federal Tax Opinion. SVB Financial shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to SVB Financial, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of SVB Financial and Boston Private, reasonably satisfactory in form and substance to such counsel.

7.3    Conditions to Obligations of Boston Private. The obligation of Boston Private to effect the Merger is also subject to the satisfaction, or waiver by Boston Private, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of SVB Financial set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of SVB Financial set forth in Sections 4.1(a), 4.1(b) (with respect to SVB Bank only), 4.2(b) (with respect to SVB Bank only) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of SVB Financial set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SVB Financial. Boston Private shall have received a certificate signed on behalf of SVB Financial by the Chief Executive Officer and the Chief Financial Officer of SVB Financial to the foregoing effect.

(b)    Performance of Obligations of SVB Financial. SVB Financial shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Boston Private shall have received a certificate signed on behalf of SVB Financial by the Chief Executive Officer and the Chief Financial Officer of SVB Financial to such effect.

(c)    Federal Tax Opinion. Boston Private shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Boston Private, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of SVB Financial and Boston Private, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Boston Private:

(a)    by mutual consent of SVB Financial and Boston Private in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)    by either SVB Financial or Boston Private if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either SVB Financial or Boston Private if the Merger shall not have been consummated on or before January 3, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either SVB Financial or Boston Private (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Boston Private, in the case of a termination by SVB Financial, or SVB Financial, in the case of a termination by Boston Private, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by SVB Financial, or Section 7.3, in the case of a termination by Boston Private, as the case may be, and which is not cured within the earlier of the Termination Date and 45 days following written notice to Boston Private, in the case of a termination by SVB Financial, or SVB Financial, in the case of a termination by Boston Private, or by its nature or timing cannot be cured during such period; or

(e)    by SVB Financial, prior to such time as the Requisite Boston Private Vote is obtained, if (A) the Board of Directors of Boston Private shall have (i) failed to recommend in the Proxy Statement that the shareholders of Boston Private approve this Agreement, or withdrew, modified or qualified such recommendation in a manner adverse to SVB Financial, or resolved to do so, (ii) failed to reaffirm such recommendation within ten (10) business days after SVB Financial requests in writing that such action be taken, (iii) failed to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Boston Private Meeting) after an Acquisition Proposal is made public or any request by SVB Financial to do so, (iv) adopted, approved, recommended or endorsed an Acquisition Proposal or publicly announced an intention to adopt, approve, recommend or endorse an Acquisition Proposal or (v) publicly proposed to do any of the foregoing or (B) Boston Private or the Boston Private Board of Directors shall have breached its obligations under Section 6.3 or Section 6.9 in any material respect.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either SVB Financial or Boston Private as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of SVB Financial, Boston Private, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither SVB Financial nor Boston Private shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)    (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to the Board of Directors or senior management of Boston Private or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Boston Private and (A) thereafter this Agreement is terminated by either SVB Financial or Boston Private pursuant to Section 8.1(c) and Boston Private shall have failed to obtain the Requisite Boston Private Vote at the duly convened Boston Private Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (B) thereafter this Agreement is terminated by SVB Financial pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Boston Private enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Boston Private shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay SVB Financial, by wire transfer of same day funds, a fee equal to $36,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)    In the event that this Agreement is terminated by SVB Financial pursuant to Section 8.1(e) (or this Agreement is terminated pursuant to Section 8.1(c) but at the time of such termination SVB Financial could have terminated this Agreement pursuant to Section 8.1(e)), then Boston Private shall pay SVB Financial, by wire transfer of same day funds, the Termination Fee within two business days of the date of termination.

(c)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, the maximum aggregate amount of fees payable by Boston Private under this Section 8.2 shall be equal to the Termination Fee. In no event shall Boston Private be required to pay the Termination Fee on more than one occasion.

(d)    Each of SVB Financial and Boston Private acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Boston Private fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, SVB Financial commences a suit which results in a judgment against Boston Private for the Termination Fee or any portion thereof, Boston Private shall pay the costs and expenses of SVB Financial (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Boston Private fails to pay the amounts payable pursuant to this Section 8.2, then Boston Private shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Boston Private; provided, however, that after the approval of this Agreement by the shareholders of Boston Private, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval of this Agreement by the shareholders of Boston Private, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by SVB Financial and Boston Private, and (ii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)    if to Boston Private, to:

Boston Private Financial Holdings, Inc.

10 Post Office Square

Boston, MA 02109

Attention: Colleen Graham, General Counsel

Email:       cgraham@bostonprivate.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Edward D. Herlihy & Jacob A. Kling

Email:       EDHerlihy@wlrk.com & JAKling@wlrk.com

and

(b)    if to SVB Financial, to:

SVB Financial Group

3005 Tasman Drive

Santa Clara, CA 95054

Attention: Michael Zuckert, General Counsel

Email:       MZuckert@svb.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: H. Rodgin Cohen & Jared M. Fishman

Email:       cohenhr@sullcrom.com & fishmanj@sullcrom.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Boston Private means the actual knowledge of any of the officers of Boston Private listed on Section 9.6 of the Boston Private Disclosure Schedule, and the “knowledge” of SVB Financial means the actual knowledge of any of the officers of SVB Financial listed on Section 9.6 of the SVB Financial Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Boston Private Disclosure Schedule and the SVB Financial Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7    Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Boston Private shall be subject to the laws of the Commonwealth of Massachusetts).

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of

Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Boston Private Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.6, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SVB FINANCIAL GROUP

By:	/s/ Greg Becker
Name: Greg Becker
Title: President and Chief Executive Officer

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Anthony DeChellis
Name: Anthony DeChellis
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

FORM OF AGREEMENT AND PLAN OF MERGER OF

SILICON VALLEY BANK AND BOSTON PRIVATE BANK & TRUST COMPANY

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], is made by and between Silicon Valley Bank, a California-chartered commercial bank (“SVB Bank”), and Boston Private Bank & Trust Company, a Massachusetts-chartered trust company (“Boston Private Bank”).

WITNESSETH:

WHEREAS, SVB Bank is a California-chartered commercial bank, all the issued and outstanding capital stock of which is owned as of the date hereof directly by SVB Financial Group, a Delaware corporation (“SVB Financial”);

WHEREAS, Boston Private Bank is a Massachusetts-chartered trust company, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Boston Private Financial Holdings, Inc., a Massachusetts corporation (“Boston Private”);

WHEREAS, SVB Financial and Boston Private have entered into an Agreement and Plan of Merger, dated as of January 4, 2021 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Boston Private will merge with and into SVB Financial, with SVB Financial surviving the Merger as the surviving corporation (the “Merger”);

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Boston Private Bank with and into SVB Bank, with SVB Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the board of directors of SVB Bank and the board of directors of Boston Private Bank deem the Bank Merger desirable and in the best interests of their respective banks, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

CONSTITUENT ENTITIES

Section 1.01    SVB Bank and Boston Private Bank shall be the constituent entities with respect to the Bank Merger.

ARTICLE II

BANK MERGER

Section 2.01    The Merger. Subject to the terms and conditions of this Agreement, effective as of the Effective Time (as defined below), Boston Private Bank shall be merged with and into SVB Bank in accordance with Section 4880 et seq. of the California Financial Code (“CFC”), and with the effect provided in Section 4889 of the CFC and Section 1107 of the California General Corporation Law. At the Effective Time (as defined below), the separate existence of Boston Private Bank shall cease, and SVB Bank, as the surviving institution (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger. All assets of Boston

Private Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Boston Private Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch, as listed in Annex A hereto, and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of the Surviving Bank to close, relocate or otherwise make any change regarding any such branch.

Section 2.02    Closing. The closing of the Bank Merger will take place by electronic exchange of documents following the Merger or at such other time and date as specified by the parties hereto, but in no case prior to the Merger or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof.

Section 2.03    Effective Time. The Bank Merger shall become effective following the effective time of the Merger when all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof (such date and time being herein referred to as the “Effective Time”).

Section 2.04    Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of SVB Bank in effect immediately prior to the Effective Time shall be the articles of incorporation and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 2.05    Board of Directors and Officers. The directors and officers of SVB Bank, in each case, immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Surviving Bank, such individuals to serve in such capacity until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

Section 2.06    Name and Main Office. The name of the Surviving Bank shall be “Silicon Valley Bank” and the main office of the Surviving Bank shall be at 3003 Tasman Drive, Santa Clara, California 95054.

Section 2.07    Tax Treatment. It is the intention of the parties hereto that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE III

TREATMENT OF SHARES

Section 3.01    Effect on Boston Private Bank Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Boston Private Bank, at the Effective Time, all shares of Boston Private Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 3.02    Effect on SVB Bank Capital Stock. Each share of SVB Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE IV

COVENANTS

Section 4.01    During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01    The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.

The approval of (i) the Board of Governors of the Federal Reserve System, (ii) the Massachusetts Commissioner of Banks and (iii) the California Department of Financial Protection and Innovation, in each case with respect to the Bank Merger, shall in each case have been obtained and shall be in full force and effect; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation the Bank Merger shall have been obtained or made and shall be in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated.

b.	The parties shall have received any necessary regulatory approval to establish and operate branches at the main office and branches of Boston Private Bank as branches of the Surviving Bank.

c.	This Agreement shall have been adopted by the sole stockholder of each of SVB Bank and Boston Private Bank.

d.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

e.

No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Bank Merger.

ARTICLE VI

FURTHER DOCUMENTS

Section 6.01    If at any time the Surviving Bank shall reasonably require that any further deeds, assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Bank the title to any property or rights of the constituent entities as of the Effective Time, the proper officers and directors of SVB Bank as of the Effective Time and the proper officers and directors of Boston Private Bank, as of the Effective Time, and thereafter the directors and officers of the Surviving Bank acting on behalf of Boston Private Bank, shall execute and deliver any and all proper deeds, assignments, conveyances and assurances in law, and do all things necessary or desirable, to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise to carry out the provisions hereof.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.01    Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument in writing executed by each of the parties hereto. This Agreement will terminate automatically upon the termination of the Merger Agreement. In the event of termination of this Agreement as provided in this Section 7.01, this Agreement shall forthwith become void and have no effect.

Section 7.02    Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and (assuming due authorization, execution and delivery by the other party) constitutes a valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).

Section 8.02    Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.03    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Boston Private Bank, to:

Boston Private Financial Holdings, Inc.

10 Post Office Square

Boston, MA 02109

Attention:   Colleen Graham, General Counsel

Email:         cgraham@bostonprivate.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   Edward D. Herlihy & Jacob A. Kling

Email:        EDHerlihy@wlrk.com & JAKling@wlrk.com

If to SVB Bank, to:

SVB Financial Group

3005 Tasman Drive

Santa Clara, CA 95054

Attention:    Michael Zuckert, General Counsel

Email:          MZuckert@svb.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:    H. Rodgin Cohen & Jared M. Fishman

Email:          cohenhr@sullcrom.com & fishmanj@sullcrom.com

Section 8.04    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.05    Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.06    Entire Agreement. This Agreement (including any exhibits thereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 8.07    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 8.08    Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto and any attempted assignment in contravention of this Section 8.08 shall be null and void.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

BOSTON PRIVATE BANK & TRUST COMPANY

By: Title:

SILICON VALLEY BANK

By: Title:

ANNEX A

Offices of Boston Private Bank

[to be inserted]

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